Free Writing Prospectus

Dated January 10, 2008

Filed Pursuant to Rule 433(d)

Registration No. 333-132357

Registration No. 333-132357-06

CARMX 2008-1	$525mm	** Pricing Details **
Leads: BAS/JPM	Co-Mgrs: CS/WACH	100% Pot

Cls	Amt	Rtg	WAL	WDW	BENCH	Sprd	Yld%	CPN%	$Px
A-1	$86.00	P-1/A-1+	0.24	6	ITP LIB	+8	4.45395	4.45395	100
A-2	198.00	Aaa/AAA	1.10	17	1mo LIB	+70			100
A-3	100.00	Aaa/AAA	2.20	11	ITP SWP	+90	4.352	4.31	99.99371
A-4a	60.00	Aaa/AAA	3.17	14	ITP SWP	+130	4.847	4.79	99.97440
A-4b	35.00	Aaa/AAA	3.17	14	1mo LIB	+130			100

•	BAS will bill & deliver

•	Expected Settle: 1/22/2008

•	All classes are ERISA Eligible

•	First Interest Payment: February 15, 2008

Deal documentation available on GSP Web:

http://gspweb.bankofamerica.com/jsp/GSF/GSFHome.jsf

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or you e-mail a request to dg.prospectus_distribution@bofasecurities.com. The securities may not be suitable for all investors. Banc of America Securities LLC and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer, the issuing trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (866) 669-7629 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com. Any disclaimer below is not applicable and should be disregarded.